EXHIBIT 23.1

When the transactions referred to in Note 20(5) of the Notes to the Consolidated Financial Statements for the years ended December 31, 2013 and 2012 have been consummated, we will be in a position to render the following consent.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel
June 30, 2014

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mapi-Pharma Ltd.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

[unsigned]

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
---------, 2014